Exhibit 4.14

AGREEMENT CONCERNING

NONQUALIFIED STOCK OPTION GRANTED

BY

EXA CORPORATION

(HEREINAFTER CALLED THE “COMPANY”)

UNDER THE

1999 SERIES G CONVERTIBLE PREFERRED

NONQUALIFIED STOCK OPTION PLAN

This Agreement is made as of the date specified in Schedule A attached hereto and hereby incorporated herein between the Company and the Holder named in Schedule A. For valuable consideration, the receipt of which is hereby acknowledged, the Company hereby grants to the Holder the following Nonqualified Stock Option (the “Option”):

FIRST: Subject to the terms and conditions hereinafter set forth, the Holder is hereby given the right and option to purchase from the Company shares of the Company’s Series G Convertible Preferred Stock, $.001 par value (the “Series G Stock”). Schedule A sets forth, with respect to this Option, (i) its expiration date, (ii) its exercise price per share, (iii) the maximum number of shares that the Holder may purchase upon exercise hereof, (iv) the vesting schedule and (v) the minimum number of shares which must be exercised at any time. It also sets forth applicable conditions precedent to exercise of this Option, as well as any additional terms and conditions that the Company may wish to incorporate herein.

Purchase of any shares hereunder shall be made by (a) cash, personal check, certified check, bank draft or postal or express money order payable to the order of the Company for an amount equal to the option price of such shares, or (b) with the consent of the Company, shares of Series G Stock of the Company having a fair market value equal to the option price of such shares, or (c) with the consent of the Company, a combination of (a) and (b). For the purpose of the preceding sentence, the fair market value of the shares of Series G Stock so delivered to the Company shall be determined in accordance with procedures adopted by the Board of Directors of the Company (the “Board”).

SECOND: As a condition precedent to any exercise of this Option, the Holder (or if any other individual or individuals are exercising this Option, such individual or individuals) shall deliver to the Company an investment letter expressing the Holder’s desire to exercise this Option (the “Investment Letter”) in form and substance satisfactory to the Company and its counsel which shall contain, among other things, a statement in writing that the Option is then being exercised for the account of the Holder and only with a view to investment in, and not for, in connection with or with a view to the disposition of, the shares with respect to which the Option is then being exercised; that the Holder has been advised that Rule 144 of the Securities and Exchange Commission (the “Commission”), which permits the resale, subject to various terms and conditions, of small amounts of restricted securities (as therein defined) after they have been held for one year, does not now apply to the Company because the Company is not now required to file, and does not file, current reports under the Securities Exchange Act of 1934 (the “Exchange Act”), nor is there publicly available information concerning the Company substantially equivalent to that which would be available if the Company were required to file such reports; that the Holder understands that there is no assurance that the Company will ever become a reporting company under the Exchange Act and that the Company has no obligation to the Holder to do so; that the Holder and the Holder’s representatives have fully investigated the Company and the business and financial conditions concerning it and have knowledge of the Company’s then current corporate activities and financial condition; and that the Holder believes that the nature and amount of the shares being purchased are consistent with the Holder’s investment objectives, abilities and resources. The restriction imposed by this Paragraph and any investment representation made pursuant to this Paragraph shall be inoperative upon the registration with the Commission of the stock subject to this Option or acquired through the exercise of this Option.

THIRD: All certificates evidencing any of the shares of Series G Stock purchased pursuant to the exercise of this Option shall bear a legend substantially as follows during the term of this Agreement:

“These shares are subject to restrictions on transfer and may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except in accordance with and subject to all the terms and conditions of a certain Stock Option Agreement dated as of                     ,             , a copy of which the Corporation will furnish to the holder of this certificate upon request and without charge.”

FOURTH: Within a reasonable time following the receipt by the Company of the Investment Letter and payment in accord with the provisions of Paragraph FIRST of the Option, the Company will deliver or cause to be delivered to the Holder (or if any other individual or individuals are exercising this Option, to such individual or individuals) at the office of the Company a certificate or certificates for the number of shares with respect to which the Option is then being exercised, registered in the name of the Holder (or the name or names of the individual or individuals exercising the Option, either alone or jointly with another person or persons with rights of survivorship, as the individual or individuals exercising the Option shall prescribe in writing to the Company); provided, however, that if any law, regulation or order of the Commission or other body having jurisdiction in the premises shall require the Company or the Holder (or the individual or individuals exercising this Option) to take any action in connection with the sale of the shares then being purchased, then, subject to the other provisions of this Paragraph, the date on which such sale shall be deemed to have occurred and the date for the delivery of the certificates for such shares shall be extended for the period necessary to take and complete such action. Said certificate shall include appropriate securities and other legends referencing stock transfer restrictions imposed by this Option or the Plan. Delivery by the Company of the certificates for such shares shall be deemed effected for all purposes when the Company or a stock transfer agent of the Company shall have deposited such certificates in the United States mail, addressed to Holder, at the address specified in the Investment Letter.

FIFTH: The existence of outstanding options shall not affect in any way the right or power of the Company or its stockholders to make or authorize, without limitation, any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of Series G Stock, or any issue of bonds, debentures, preferred or prior preference stock or other capital stock ahead of or affecting the Series G Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(a) Recapitalization, Stock Splits, and Dividends. If the Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of the Series G Stock outstanding, in any such case without receiving compensation therefor in money, services or property, then (i) the number, class, and price per share of shares of stock subject to outstanding Options hereunder shall be appropriately adjusted in such a manner as to entitle a Holder to receive upon exercise of an Option, for the same aggregate cash consideration, the same total number and class of shares as such Holder would have received as a result of the event requiring the adjustment had such Holder exercised such Option in full immediately prior to such event; and (ii) the number and class of shares with respect to which Options may be granted under the Plan shall be adjusted by substituting for the total number of shares of Series G Stock then reserved that number and class of shares of stock that would have been received by the owner of an equal number of outstanding shares of Series G Stock as the result of the event requiring the adjustment.

(b) Merger of the Company with No Change of Control. After a merger or consolidation of one or more corporations and the Company in which the stockholders of the Company immediately prior to such merger or consolidation own after such merger or consolidation shares representing at least fifty percent (50%) of the voting power of the Company or the surviving or resulting corporation, as the case may be, each Holder of an outstanding Option shall, at no additional cost, be entitled upon exercise of such Option to receive in lieu of shares of Series G Stock shares of stock or other securities or property to which such Holder would have been entitled pursuant to the terms of the agreement of merger or consolidation if, immediately prior to such merger or consolidation, such Holder had been the holder of record of a number of shares of Series G Stock equal to the number of shares for which such Holder wishes to exercise the Option.

(c) Sale or Merger of Company with Change of Control. If the Company is merged into or consolidated with another corporation under circumstances in which the Stockholders of the Company immediately prior to such merger or consolidation do not own after such merger or consolidation shares representing at least fifty percent (50%) of the voting power of the

Company or the surviving or resulting corporation, as the case may be, or if the Company is liquidated, or sells or otherwise disposes of substantially all of its assets, in any such case while unexercised Options remain outstanding under the Plan, (i) subject to the provisions of clauses (ii) and (iii) below, after the effective date of such merger, consolidation, liquidation, sale or disposition, as the case may be, each Holder of an outstanding Option shall be entitled, upon exercise of such Option, to receive, in lieu of shares of Series G Stock, shares of stock or other securities, cash or property (including, without limitation, shares of stock or other securities of another corporation) to which such Holder would have been entitled pursuant to the terms of the merger, consolidation, liquidation, sale or disposition if, immediately prior to such event, such Holder had been the holder of record of a number of shares of Series G Stock equal to the number for which such Holder wishes to exercise the Option; (ii) the Board may accelerate the time for exercise of all unexercised and unexpired Options to a date prior to the effective date of such merger, consolidation, liquidation, sale or disposition, as the case may be, specified by the Board; or (iii) all outstanding Options may be cancelled by the Board as of the effective date of any such merger, consolidation, liquidation, sale or disposition provided that (x) notice of such cancellation shall be given to each Holder of an Option and (y) each Holder of an Option shall have the right to exercise such Option to the extent that the same is then exercisable or, if the Board shall have accelerated the time for exercise of all unexercised and unexpired Options, in full during the 30-day period preceding the effective date of such merger, consolidation, liquidation, sale or disposition.

(d) Changes to Series G Stock Subject to Options. Except as hereinbefore expressly provided, the issuance by the Company of shares of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Series G Stock then subject to outstanding Options.

SIXTH: No person shall, by virtue of the granting of this Option to the Holder, be deemed to be a holder of any shares purchasable under this Option or to be entitled to the rights or privileges of a holder of such shares unless and until this Option has been exercised with respect to such shares and they have been issued pursuant to that exercise of this Option. The Company shall, at all times while any portion of this Option is outstanding, reserve and keep available, out of shares of its authorized and unissued stock or reacquired shares, a sufficient number of shares of its Series G Stock to satisfy the requirements of this Option; shall comply with the terms of this Option promptly upon exercise of the option rights; and shall pay all fees or expenses necessarily incurred by the Company in connection with the issuance and delivery of shares pursuant to the exercise of this Option.

SEVENTH: Options and the rights and privileges conferred thereby shall not be assigned, pledged, hypothecated or otherwise transferred in any manner other than by will or under the laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Options shall be exercisable, during the Holder’s lifetime, only by the Holder.

(a) Time of Termination. Except as may be otherwise expressly provided herein, Options shall terminate on the earlier of (i) the date of expiration thereof, (ii) ninety (90) days after termination of the employment relationship or consulting relationship between the Company and the Holder for cause as determined by the Company, (iii) ninety (90) days after termination of the employment or consulting relationship between the Company and the Holder by the Company without cause, or (iv) ninety (90) days after termination of the employment relationship or consulting relationship between the Company and the Holder at the volition of the Holder, other than death, permanent disability or retirement in good standing from the employ of the Company for reasons of age or disability under the then established rules of the Company.

An employment relationship or consulting relationship, as the case may be, between the Company and the Holder shall be deemed to exist during any period in which the Holder is employed by or providing services to, as the case may be, the Company or its parent or any subsidiary. Whether a particular authorized leave of absence or absence on military or government service shall constitute termination of the employment or consulting relationship between the Company and the Holder shall be determined by the Board at the time thereof. As used herein, “cause” shall be determined by the Company.

(b) Termination upon Death or Disability. In the event of the death or permanent disability of a Holder while in the employ of the Company (as an employee or consultant) and before the date of expiration of such Holder’s Options, such Option shall terminate on the earlier of such date of expiration or 180 days following the date of such death or permanent disability. After the death or permanent disability of the Holder, the Holder’s executors, administrators or any person or persons to whom the Holder’s Option may be transferred by will or by the laws of descent and distribution, shall have the right, at any time prior to such termination, to exercise the Option to the extent the Holder was entitled to exercise such Option immediately prior to the Holder’s death or permanent disability.

(c) Termination upon Retirement. If, before the date of expiration of the Option, the Holder shall be retired in good standing from the employ of the Company (as an employee or consultant) for reasons of age or disability under the then established rules of the Company, the Option shall terminate on the earlier of such date of expiration or ninety (90) days after the date of such retirement. In the event of such retirement, the Holder shall have the right prior to the termination of such Option to exercise the Option to the extent to which the Holder was entitled to exercise such Option immediately prior to such retirement.

EIGHTH: Any notice to be given to the Company hereunder shall be deemed sufficient if addressed to the Company and delivered at the office of the Treasurer of the Company at its principal office, or such other address as the Company may hereafter designate, or when deposited in the mail, postage prepaid, addressed to the attention of the Treasurer of the Company at such office or other address.

Any notice to be given to the Holder hereunder shall be deemed sufficient if addressed to and delivered in person to the Holder at his address furnished to the Company or when deposited in the mail, postage prepaid, addressed to the Holder at such address.

NINTH: Prior to the effective date of a registration statement under the Securities Act of 1933 covering any shares of the Company’s Series G Stock or the Common Stock issuable upon conversion of the Series G Stock and until such time as the Company shall have effected a public offering of Series G Stock or Common Stock, the Holder may not sell, assign, transfer, exchange, encumber or otherwise dispose of any shares of Series G Stock issued pursuant to exercise of this Option or Common Stock issuable upon conversion thereof or any interest in such shares now held or hereafter acquired by the Holder (the “Shares”) without first giving written notice thereof to the Company identifying the proposed transferee, the purchase price, if any, and terms of the proposed transaction, and offering such Shares to the Company for purchase by it at the same price and on the same terms. Such offer shall be in writing and mailed, postage prepaid, or delivered to the Company at its principal office.

The Company shall have 30 days after actual receipt of such offer to notify the Holder in writing of its intention to purchase all or any part of such Shares. If the Company elects to repurchase all or any part of such Shares, the Holder shall deliver the Shares, free of all encumbrances, within 30 days of the date of acceptance of the offer to sell, against payment therefor at the same price and according to the same terms as were offered by the proposed transferee.

If an offer has not been accepted by the Company as to any or all offered Shares within the time specified in this Paragraph, then the Holder shall have 120 days within which he may transfer the Shares as to which the offer shall not have been accepted, free of the restrictions imposed by this Paragraph, to the proposed transferee at the same price and according to the same terms as the Holder previously notified the Company. Prior to the sale of such Shares to the proposed transferee, the proposed transferess shall execute an agreement with the Company pursuant to which it agrees to be subject to the rights of first refusal of the Company set forth in this Paragraph. In no event, shall such proposed transferee acquire the benefits of the rights set forth in this Paragraph, except to the extent the Company may so agree in writing with the proposed transferee.

As long as any Shares are subject to the foregoing restrictions on transfer, the purchaser of such restricted Shares sold on execution or by order of any court shall within 90 days after such sale, and any executor, administrator, legatees or heirs of the Holder’s estate, or any trustee in bankruptcy, receiver or other officer or legal representative appointed by any court in whom title to any of such restricted Shares shall have vested either by operation of law or otherwise, shall within 90 days after appointment, offer all of such restricted Shares for sale to the Company at the same price as the Holder would have been required to offer them.

If any transfer of restricted Shares is made or attempted in violation of the foregoing restrictions, or if restricted Shares are not offered to the Company as required hereby, the Company shall have the right to purchase such Shares from the owner thereof or his transferee at any time before or after the transfer, as herein provided. In addition to any other legal or equitable remedies which it may have, the Company may enforce its rights by actions for specific performance (to the extent permitted by law) and may refuse to recognize any transferee as one of its stockholders for any purpose, including without limitation, for purposes of dividend and voting rights, until all applicable provisions hereof have been complied with.

TENTH: If the Company terminates the Holder’s employment or consulting relationship for cause, the Company shall have the assignable right to purchase, and the Holder shall, at the election of the Company, be obligated to sell, all or any part of the Shares owned by the Holder on the terms provided below. For purposes of this Paragraph TENTH, the term “cause” shall mean one or more of the following causes: (i) willful misconduct, malfeasance, misfeasance or gross negligence in connection with the performance of duties; (ii) the conviction of the Holder of a felony, either in connection with the performance of his duties or which shall adversely affect his ability to perform his duties; (iii) disloyalty, dishonesty or breach of fiduciary duty to the Company; (iv) the commission of an act of embezzlement, fraud or a deliberate and substantial disregard of the rules or policies of the Company which results in a material loss, damage or injury to the Company; or (v) the unauthorized, intentional disclosure of any material trade secrets or confidential information of the Company.

Once the Company has terminated the employment or the consulting relationship of the Holder for cause, as defined above, it may exercise its right of repurchase by giving written notice to the Holder (or the Holder’s legal representatives, as the case may be) at any time within 90 days following (i) the termination of the Holder’s employment or of the consulting relationship with the Company for cause, or (ii) the valid exercise by the Holder of this Option, whichever occurs later, and by specifying the number of Shares to be sold to the Company at the purchase price set forth below. Within 15 days after receipt of such notice, the Holder (or the Holder’s legal representatives) shall send to the Company the certificate(s), together with duly executed stock powers, representing the Shares being repurchased by the Company. Within 15 days following receipt of such certificate(s), if the parties have agreed as to the Fair Market Value of the Shares being repurchased, or in the case of the determination of Fair Market Value according to the procedure below, within 15 days of receipt of written notice of the determination of the Fair Market Value of the Shares, the Company shall send a check to the Holder (or the Holder’s legal representatives) for the aggregate purchase price for the Shares which the Company has repurchased. However, after the appraisal process described below, the Company may, in its sole discretion, decide not to purchase any of the Shares. Upon the date of such notice from the Company to the Holder (or the Holder’s legal representatives), the interest of the Holder (and of the Holder’s legal representatives) in the Shares specified in such notice shall automatically terminate, except for the right to receive payment from the Company for the repurchased Shares.

The Fair Market Value per Share of Series G Stock shall be as agreed by the Company and the Holder, and failing such agreement within 15 days after the date of the Company’s written notice to repurchase such shares, by the following appraisal process: within 5 days of the expiration of such 15 day period, the Company shall appoint an appraiser, the Holder (or the legal representatives of the Holder, as the case may be) shall appoint a second appraiser and the two appraisers so appointed shall appoint a third appraiser (or, failing action within such period by any party or the appraisers, any unappointed appraiser(s) shall be appointed by the American Arbitration Association, Boston, Massachusetts, upon application of any party or appraiser). The appraisers shall proceed promptly, and, in any event, within 15 working days of their appointment hereunder, by majority vote to determine the fair market value of such Shares as of the most recent convenient date selected by them, and such determination shall be final and binding upon all interested persons. The appraisers shall promptly give written notice to the Company and the Holder (or the legal representative of the Holder, as the case may be) of the appraisers’ final determination of value. The parties shall bear the fees and expenses of the appraiser appointed by or for each of them, and one-half of the fees and expenses of the third appraiser.

ELEVENTH: The Holder agrees for a period of up to 180 days from the effective date of any registration of securities of the Company (upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities), not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any shares issued pursuant to the exercise of such Option, without the prior written consent of the Company or such underwriters, as the case may be.

TWELFTH: This Option is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Holder agrees that he will not exercise the option granted hereby nor will the Company be obligated to issue any shares of stock hereunder if the exercise thereof or the issuance of such shares, as the case may be, would constitute a violation by the Holder or the Company of any such law, regulation or order or any provision thereof. This Option is and shall be subject in every respect to the provisions of the 1999 Series G Convertible Preferred Nonqualified Stock Option Plan of the Company, as amended from time to time, which is incorporated herein by reference and made a part hereof. In the event of any conflict or inconsistency between the terms hereof and those of said Plan the latter shall prevail.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed in its name and on its behalf as of the effective date.

EXA CORPORATION

By:
President and CEO

The undersigned Holder acknowledges receipt of the Option and Schedule A hereto and agrees to the terms of the Option and Plan.

Option Holder’s Signature

Date

SCHEDULE A

EXA CORPORATION

Nonqualified Stock Option Granted Under the

1999 Series G Convertible Preferred Nonqualified Stock Option Plan

1.	Name of Holder:

2.	Date of this Agreement:

3.	Maximum Number of shares for which this Option is exercisable:

4.	Exercise (purchase) price per share:

5.	Employment or Consulting Start Date:

6.	Expiration Date of Option: , subject to earlier termination as provided in Sections 5 and 7 of this agreement.

7.	Vesting Schedule: This option shall vest 50% on January 1, 2001 and 50% on January 1, 2002. The Board of Directors of the Company may, in its discretion at any time, accelerate the date on which the Option may be exercised in full or in part. If the Company is merged or consolidated with another corporation under circumstances in which the stockholders of the Company immediately prior to such merger or consolidation do not own after such merger or consolidation shares representing at least fifty percent (50%) of the voting power of the Company or the surviving or resulting corporation, as the case may be, or if the Company is liquidated, or sells or otherwise disposes of substantially all of its assets, the vesting of this Option shall fully accelerate and the option shall be exercisable in full.

8.	The minimum number of shares for which this Option may be exercised is the actual number of vested shares or 100 vested shares, whichever is smaller. In addition, this Option must be exercised in multiples of one hundred, unless the entire amount of shares remaining is less than one hundred, in which case this Option must be exercised for the entire amount remaining.

9.	All shares purchased upon exercise of this Option are subject to the rights of the Company to repurchase such shares as set forth in Paragraphs NINTH and TENTH of the Option, to the lockup agreement set forth in Paragraph ELEVENTH of the Option, and to the other terms of the Option and Plan.

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